Exhibit 99.1

PRESS RELEASE

Horizon Lines Appoints Two New Board Members

CHARLOTTE, NC (November 30, 2006) Horizon Lines, Inc. (NYSE: HRZ) announced today that its Board of Directors has voted to appoint William J. Flynn and James W. Down to the Board of Directors, bringing the total number of directors to eleven.

“Bill Flynn’s experience in all modes of transportation: ocean shipping, rail logistics, and air freight, uniquely qualify him as a knowledgeable guide for Horizon Lines’ future. His success in transitioning companies from private equity structures to public company status will be invaluable to us at Horizon Lines”, said Chuck Raymond, Chairman, President and CEO.

“Jim Down’s depth of understanding of supply chain management, as well as his very successful track record in advising many of the country’s top logistics players adds tremendous depth to our Board”, said Raymond.

Mr. Flynn, 53, is President and CEO of Atlas Air Worldwide Holdings (NASDAQ: AAWW), a publicly traded provider of air industry operations serving global freight transportation needs through its two subsidiary certificated airlines, Atlas Air, Inc. and Polar Air Cargo. Mr. Flynn has spent nearly 30 years in the transportation industry and has held senior executive positions with PWC Logistics, GeoLogistics Corporation, CSX Corporation, and Sea-Land Service, Inc. He holds a B.A. degree in Latin American Studies from the University of Rhode Island and a Master’s degree from the University of Arizona.

Mr. Down, 54, is the former head of Mercer Management Consulting where he spent over 20 years. He also held several management positions with Consolidated Rail Corporation (Conrail) and Air Products and Chemicals, Inc. Mr. Down currently serves on the board of directors of GeoLogistics, Oxfam Americas, CDC (Centers for Disease Control) Foundation, and Outward Bound Professional and he is also a current member of the Dean’s Advisory Council of Columbia University School of Engineering & Applied Science. He holds a B.S. degree in Engineering from Columbia University and an M.B.A. from Wharton School, University of Pennsylvania.

About Horizon Lines

Horizon Lines, LLC is the nation’s leading Jones Act container shipping and integrated logistics company, operating 16 U.S.-flag vessels on routes linking the continental United States with Alaska, Hawaii, Guam, and Puerto Rico. Horizon Lines also owns Horizon Services Group, an organization with a diversified offering of cargo management and tracking services being marketed to shippers, carriers, and other supply chain participants. Horizon Lines, LLC and Horizon Services Group are wholly-owned subsidiaries of Horizon Lines, Inc., which trades on the New York Stock Exchange under the ticker symbol HRZ.

SOURCE: Horizon Lines, Inc.

CONTACT: Michael Avara of Horizon Lines, Inc. +1-704-973-7000, or mavara@horizonlines.com